CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            THE STANDISH CARE COMPANY
                                  -------------
                 Pursuant to Sections 228 and 242 of the General
                    Corporation Law of the State of Delaware
                                  -------------

      The Standish Care Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

      1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on October 6, 1989. A Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on November 18, 1991 (the "First Restated Certificate"), and a Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on February 4, 1992 (the "Second Restated Certificate"). The Second Restated Certificate has been amended by: (a) a Certificate of Amendment filed with the Secretary of State of Delaware on August 23, 1993; (b) a Certificate of Designations of Series A Cumulative Convertible Preferred Stock filed with the Secretary of State of Delaware on August 31, 1993; (c) a Certificate of Correction of Certificate of Designations of Preferred Stock filed with the Secretary of State of Delaware on September 1, 1993; (d) a Certificate of Retirement and Prohibition of Reissuance of Shares filed with the Secretary of State of Delaware on October 21, 1993; (e) a Certificate of Amendment filed with the Secretary of State of Delaware on June 8, 1994; (f) a Certificate of Amendment filed with the Secretary of State of Delaware on June 30, 1995; (g) a Certificate of Designations of Series B Cumulative Convertible Preferred Stock filed with the Secretary of State of Delaware on July 30, 1996; and (h) a Certificate of Amendment filed with the Secretary of State of Delaware on October 3, 1996.

      2. The Second Restated Certificate, as amended, is hereby further amended as follows:

         (a) by striking out Article FIRST in its entirety and by substituting in lieu thereof a new Article FIRST, to read as follows:

         'FIRST: The name of the corporation is CareMatrix Corporation.'

         (b) by striking out Article FOURTH in its entirety and by substituting in lieu thereof a new Article FOURTH, to read as follows:

             'FOURTH: (a) The total number of shares of stock which the corporation shall have the authority to issue is Seventy Five Million Three Hundred Forty-Five Thousand Two Hundred Sixty-Eight (75,345,268) shares, consisting of Seventy Five Million (75,000,000) shares of Common Stock, par value $.05 per share ('Common Stock'), and Three Hundred Forty-Five Thousand Two Hundred Sixty-Eight (345,268) shares of Preferred Stock, par value $.01 per share.

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             (b) Each five (5) shares of authorized Common Stock,
      par value $.01, issued and outstanding or standing in the name of the Corporation at the close of business on the stated effective date (the "Effective Date") of this Certificate of Amendment ("Amendment") shall, upon such Effective Date, thereupon automatically be reclassified and changed into one (1) validly issued, fully paid and nonassessable share of Common Stock, par value $.05. Each holder of record of shares of Common Stock to be so reclassified and changed shall on the Effective Date become the record owner of the number of shares of Common Stock as shall result from such reclassification and change. Each such record holder shall be entitled to receive, upon the surrender of the certificate or certificates representing the shares of Common Stock to be so reclassified and changed at the office of the transfer agent of the Corporation in such form and accompanied by such documents, if any, as may be prescribed by the transfer agent of the Corporation, a new certificate or certificates representing the number of shares of Common Stock of which he or she is the record owner after giving effect to the provisions of this Article FOURTH. The Corporation shall not issue fractional shares with respect to the reclassification and change, and instead shall pay cash in lieu thereof in an amount to be determined by the Board of Directors.'

      3. That in lieu of a meeting and a vote of stockholders, a majority of the stockholders of the Company have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

      4. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

      5. This Certificate of Amendment shall be effective upon October 14, 1996.

      IN WITNESS WHEREOF, The Standish Care Company has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by its duly authorized officer, this 10th day of October, 1996.

                                    THE STANDISH CARE COMPANY

                                    By: /s/ James M. Clary, III
                                        ------------------------
                                            James M. Clary, III
                                            Executive Vice President



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